[PACIFIC ENERGY SYSTEMS LETTERHEAD]






August 7, 1997

Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244

     Re:  Brandywine Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report dated July 22, 1996 and updated on April 11, 1997 entitled "Independent Engineer's Report Panda-Brandywine Cogeneration Project" (the "Report") and the Officer's Certificate dated August 7, 1997 related thereto (including any amendments or supplements thereto) as an exhibit to the Registration Statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. (the "Registration Statement") relating to the offering of 12-1/2% Registered Secured Notes by Panda Global Energy Company. In addition, we consent to the inclusion of the summary of the Report contained in the Prospectus included in the Registration Statement (the "Prospectus").

We also consent to the statements by ICF Resources Incorporated and C.C. Pace Resources, Inc. in their reports included or summarized in the Prospectus that they have relied on the Report and we authorize such reliance.

We  also  consent  to the reference to us as  experts  under  the
heading   "Independent   Engineers  and   Consultants"   in   the
Prospectus.


                              PACIFIC ENERGY SYSTEMS, INC.



                              By:       /s/ John R. Martin
                              Name:     John R. Martin
                              Title:    President